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                                                                   EXHIBIT 99.7
                                                                      Universal

                               VOTING AGREEMENT

  THIS VOTING AGREEMENT (this "Agreement "), dated as of    , 1996, is
executed by the undersigned for the benefit of THE ROUSE COMPANY, a Maryland corporation (the "Company ").

                            PRELIMINARY STATEMENTS

  A. The Company, TRC Acquisition Company I and The Hughes Corporation, a Delaware corporation ("THC "), are parties to that certain Agreement and Plan of Merger dated as of February 22, 1996 (as amended, the "Merger Agreement "), which provides, among other things, for the merger of THC with and into TRC Acquisition Company I (the "Merger ").

  B. At the closing of the Merger, the Company will enter into a Contingent Stock Agreement in the form attached as Exhibit H to the Merger Agreement (the "Contingent Stock Agreement ").

  C. Pursuant to the Merger, each outstanding share of common stock of THC (other than any such shares held by THC or any of its subsidiaries) will be converted into the right to receive (i) upon the effectiveness of the Merger, shares of the common stock, par value $0.01 per share, of the Company ("Common Stock ") and, if required pursuant to the terms of the Merger Agreement, cash and (ii) subsequent to the effectiveness of the Merger, additional shares of Common Stock or, in certain circumstances, shares of the preferred stock, par value $0.01 per share, of the Company, in accordance with the terms of the Contingent Stock Agreement.

  D. Pursuant to the terms of the Contingent Stock Agreement, the Company will be obligated to use its reasonable best efforts to obtain approval of the Contingent Stock Agreement and the transactions contemplated thereby from its shareholders on or before June 15, 1997.

  E. The undersigned is the beneficial holder of certain shares of the common stock of THC and, upon consummation of the Merger, will be a "Holder" under the terms of the Contingent Stock Agreement.

  F. The undersigned is entering into this Agreement in order to facilitate the closing of the Merger and the other transactions contemplated by the Merger Agreement.

  NOW, THEREFORE, in consideration of the premises and the covenants contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

    1. If the Company convenes a meeting (annual or special) of its shareholders on or before June 15, 1997 for the purpose of obtaining shareholder approval of the transactions contemplated by the Contingent Stock Agreement and if the undersigned is the holder of any shares of Common Stock which are entitled to be voted at such meeting, then the undersigned, to the extent it has the power and authority to vote such shares of Common Stock, will vote or cause to be voted at such meeting all such shares of Common Stock in favor of a proposal to approve the transactions contemplated by the Contingent Stock Agreement.

    2. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

    3. This Agreement shall automatically terminate on the earlier of (a) the day following the shareholders' meeting referred to in paragraph 1 above and (b) June 16, 1997.
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    4. The undersigned acknowledges and agrees that performance of the undersigned's obligations hereunder will confer a unique benefit on the Company and that a failure of performance will result in irreparable harm to the Company and will not be compensable by money damages. The undersigned therefore agrees that this Agreement shall be specifically enforceable and that specific enforcement and injunctive relief shall be a remedy properly available to the Company for any breach of any agreement, covenant or representation of the undersigned hereunder.

    5. If any term, provision, covenant or restriction of this Agreement, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated and shall be enforced to the fullest extent permitted by law.

    6. This Agreement contains the entire agreement between the undersigned and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the undersigned and the Company with respect to the subject matter hereof.

    7. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the undersigned and the Company.

  IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

                                     Signature: _______________________________

                                     Printed Name: ____________________________


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